Exhibit 10.6

EMPLOYMENT AGREEMENT

THIS AGREEMENT, is made on May 10, 2007, by and between, Q.B.I. Enterprises Ltd. (the “Company”) and Dr. Rami Skaliter (the “Executive”);

WITNESSETH THAT:

WHEREAS, the Executive is currently an employee of the Company pursuant to an employment agreement between the Executive and the Company dated January 20th, 1995, as amended form time to time, (the “Prior Agreement”);

WHEREAS, the Company and the Executive desire to amend and document the terms of employment of the Executive effective as of January 1, 2007 (the “Effective Date”);

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below and other good and valuable consideration, the receipt of which is hereby acknowledged, the Executive and the Company hereby agree as follows:

1. Performance of Services. The Executive’s employment with the Company shall be subject to the following:

(a) Subject to the terms of this Agreement, the Company hereby agrees to employ the Executive in the position of Chief Operating Officer (“COO”) of the Company and of its parent company Quark Biotech Inc. (“Quark”) and the Executive hereby agrees to remain in the employ of the Company in such position.

(b) While the Executive is employed by the Company, the Executive shall devote his full time and best efforts, energies and talents to serving the Company and shall not be engaged in any other employment nor engage in any other business activities for any other person, firm or company without the prior written consent of the Company.

(c) The Executive shall report to the Chief Executive Officer of the Company and of Quark (the “CEO”) and shall perform the duties, undertake the responsibilities and exercise the authority customary for an employee in the Executive’s position and shall perform such additional duties as may be assigned to him by the CEO.

(d) The Executive agrees that he shall perform his duties faithfully and efficiently subject to the direction of the CEO. The Executive’s duties shall include providing services for both the Company and its Affiliates (as defined below) as determined by the Company. For purposes of this Agreement, the term “Affiliate” shall mean Quark and any corporation, partnership, joint venture or other entity in which at least a fifty percent interest in such entity is owned, directly or Indirectly, by Quark or the Company.

(e) The Executive’s place of employment shall be in Israel, provided that the Company may require the Executive to travel outside Israel in order to fulfill his duties with the Company and Quark

(f) The Executive’s position is a “senior managerial position”, as defined in the Israeli Work and Rest Hours Law, 1951, and requires a high level of trust. Accordingly, the provisions of said law shall not apply to the Executive and the Executive agrees that he may be required to work beyond the regular working hours of the Company, for no additional compensation other than as specified in this Agreement.

(g) The employment of the Executive under this Agreement shall commence on the Effective Date and shall continue until terminated in accordance with the provisions of Section 3 below (the “Employment Period”).

2. Compensation and Benefits. Subject to the terms of this Agreement, during the Employment Period, the Company shall compensate the Executive for his services as follows:

(a) Base Salary. The Executive shall receive base salary at a monthly rate of 40,159 New Israeli Shekel (“NIS”), inclusive of travel expenses to which the Executive is entitled in accordance with applicable laws. Said salary and travel expenses shall be paid in arrears by the 9th day of each month in respect to a preceding month in which the Executive was in employment (the “Salary”). The Salary will be adjusted from time to time in accordance with the cost of living increments (Tossefet Yoker), which apply to all Employees in Israel.

(b) Stock Awards. If an award in the form of a stock options (“Stock Options”) is granted to the Executive, it will be made in accordance with the terms and principles detailed in Quark’s Stock Option Plan for Israeli Employees. The Stock Options will be granted under Quark’s standard stock option agreement for Company employees to be entered into between the Executive and Quark. The Executive’s Stock Options are listed in Exhibit A.

(c) Managers’ Insurance. During the Employment Period, the Company shall allocate a Managers’ Insurance (Bituach Menahalim) policy and shall contribute thereto, on a monthly basis, 18.33% of the Executive’s monthly Salary, 8.33% of which shall be in respect of severance compensation (the “Severance Component”), 5% of which shall be in respect of pension, and 5% of which shall be deducted by the Company from the monthly payment of the Executive’s Salary as the Executive’s contribution to said Managers’ Insurance. The Company is obligated to pay to the Executive the difference, if there is any, between the payments paid in the context of severance compensation and between the severance payments he is entitled to receive pursuant to the severance pay law 5723-1963.

(d) Disability. During the Employment Period, the Company shall take out Disability Insurance (Ovdan Kosher Avoda) as in effect immediately prior to the Effective Date and contribute thereto, on a monthly basis, 2.5% of the Executive’s monthly Salary.

(e) Education Fund. During the Employment Period, the Company shall contribute to an Education Fund (Keren Hishtalmut), on a monthly basis, 7.5% of the

Executive’s monthly Salary, subject to the Executive’s contribution of an additional 2.5% of his monthly Salary. All tax obligations related to the Education Fund shall be borne by the Executive.

(f) Recreation Funds. During the Employment Period, the Company shall provide and pay the Executive Recreation Funds (Dmei Havra ‘ah) at the rate required by applicable law and regulations.

(g) Vacation. During each calendar year during the Employment Period, the Executive shall be entitled to 22 working days of vacation (or a pro rata number of days for any partial year that occurs during the Employment Period) determined in accordance with applicable employment laws of Israel and Company policies on dates to be coordinated with by the Company in advance. The Executive shall not be entitled to receive from the Company any Sabbatical Year Leave.

(h)   Sick Leave. The Executive shall be entitled to 30 sick days a year, payment according to gross salary. Executive will be entitled to accumulate these sick days. Sick days can’t be redeemed. Payment for Sick days, as stated above, covers all payments that the Company is obligated towards the Executive pursuant to the Sick Pay Law – 1976.

(i) Use of Companv Car. During his employment with the Company hereunder, the Executive shall have the use of a Company car free of charge. Any income tax which may be assessed on such use of the car shall be for the account of the Company. The Executive will be responsible for the payment of fines (if any) imposed with respect to the use of the car by him.

(j) Expenses. The Company will pay or reimburse Executive for reasonable travel or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder in accordance with the Company’s established policies (including reimbursement for telephone expenses). Executive shall furnish the Company with evidence of the incurrence of such expenses within a reasonable period of time from the date that they were incurred.

(k) Use of Company Cell Phone. During his employment with the Company hereunder, the Executive shall have the use of a Company cell phone free of charge. Any income tax which may be assessed on such use of the cell phone shall be for the account of the Executive.

(1) Taxes. All sums mentioned in this Agreement are pre-tax. The Executive shall bear and pay any and all taxes imposed on his Salary, the Stock Options and any all benefits hereunder.

3. Termination. The Executive’s employment with the Company during the Employment Period may be terminated under the following circumstances:

(a) Death. The Executive’s employment hereunder shall terminate upon his death.

(b) Disability. If the Executive becomes Disabled, the Company may terminate his employment with the Company. For purposes of this Agreement, the Executive shall be deemed to be “Disabled” if he has a physical or mental disability which renders him incapable of performing substantially all of his duties hereunder for a period of 90 days (which need not be consecutive) in any 12-month period. In the event of a dispute as to whether the Executive is Disabled, the Company may, at its expense, refer him to a licensed practicing physician of the Company’s choice and the Executive agrees to submit to such tests and examination as such physician shall deem appropriate. The determination of such physician shall be final and binding on the Company and Executive.

(c) Cause. The Company may terminate the Executive’s employment hereunder immediately and at any time for Cause by written notice to the Executive detailing the basis for the Cause termination. For purposes of this Agreement, “Cause” means (i) the commission by the Executive of an act of dishonesty or a breach of faith or trust by the Executive as an employee of the Company (ii) conviction of any felony involving moral turpitude or affecting the Company

(d) Termination by Executive. The Executive may terminate his employment hereunder at any time for any reason by giving the Company prior written notice not less than 120 days prior to such termination.

(e) Mutual Agreement. This Agreement may be terminated at any time by mutual written agreement of the parties.

(f) Termination by the Company without Cause. The Company may terminate the Executive’s employment hereunder at any time for any reason by giving the Executive prior written notice not less than 120 days prior to such termination. During the Notice Period, the Executive will continue to be an employee of the Company pursuant to the terms of this agreement and to receive the Salary and all other benefits hereunder.

(g) Date of Termination. “Date of Termination” means the last day that the Executive is employed by the Company under the terms of this Agreement under circumstances in which his employment is terminated in accordance with one of the foregoing provisions of this paragraph 3.

4. Rights Upon Termination.

(a) In the event of Termination for any reason, the Company shall:

(i) Pay the Executive’s Salary and all other benefits for the period ending on the Date of Termination ( until the end of the notice period).

(ii) Transfer to the Executive, within 30 days following Date of Termination, any and all allocations accrued under his Managers’ Insurance and Educational Fund.

(b)           Notwithstanding any provision of this Section 4 to the contrary, the Company shall have no obligation to transfer or release the Severance Component of the Managers’ Insurance in circumstances where Israeli laws denies the Executive’s right to severance payment by pursuant to Sections 17 to the Israeli Severance Payment Law 5723 - 1963.

5. Confidentialitv and Non-competition. In consideration for the payments and benefits contemplated by Section 2, the Executive acknowledges and agrees that simultaneous with the execution of this Agreement, he will be required to execute and comply with the Non-competition and Proprietary Information Agreement in the form attached to this Agreement as Exhibit B.

6. Representations and Warranties.

(a) The Executive represents and warrants that: (i) the execution and delivery of this Agreement and the fulfillment of the terms hereof will not constitute a default under or breach of any agreement or other instrument to which he is a party or by which he is bound, including without limitation, any confidentiality or non competition agreement, and do not require the consent of any person or entity; (ii) he shall not utilize, during his employment with the Company any proprietary information of any of his previous employers.

(b) The Executive shall inform the Company, immediately upon becoming aware of every matter in which he or a member of his immediate family or affiliate has a personal interest or which might create a conflict of interests with his duties to the Company.

7. Successors. This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business.

8. Notices. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, or sent by facsimile or prepaid overnight courier to the parties at the addresses set forth below (or such other addresses as shall be specified by the parties by like notice):

To the Company:

Q.B.I. Enterprises Ltd.
PO Box 741,
Nes Ziona 74106
Israel
Attn: Dr. Daniel Zurr

To the Executive:

Dr. Rami Skaliter, at the most recent address shown in the records of the Company.

Notices hereunder shall be deemed to be effective (a) upon receipt if delivered personally, (b) on the tenth (10th) day following the date of mailing if sent by registered or certified air mail; (c) on the second (2nd) day following the date of transmission or delivery to the overnight courier if sent by overnight courier; and (d) on the next day after the date sent by facsimile (with receipt confirmation). A party may change its address listed above by sending notice to the other party in accordance with this Section 8.

9. Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, and this Agreement will be construed as if such invalid or unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified).

10. Waiver of Breach. No waiver of any party hereto of a breach of any provision of this Agreement by any other party will operate or be construed as a waiver of any subsequent breach by such other party. The failure of any party hereto to take any action by reason of such breach will not deprive such party of the right to take action at any time while such breach continues.

11. Amendment. This Agreement may not be amended, modified or canceled other than by a written instrument executed by both Parties, or by their duly authorized representatives.

12. Survival of Agreement. Except as otherwise expressly provided in this Agreement, the rights and obligations of the parties to this Agreement shall survive the termination of the Executive’s employment with the Company.

13. Entire Agreement. This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior and contemporaneous agreements, if any, between the Executive and the Company or its Affiliates relating to the subject matter hereof. Excluding the Stock Option Agreement between the Executive and the Company.

14. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Israel without regard to principals of conflict of laws. Any proceeding related to or arising out of this Agreement shall be commenced, prosecuted or continued in Israel.

15. Acknowledgement by Executive. The Executive represents to the Company that he is knowledgeable and sophisticated as to business matters, including the subject matter of this Agreement, that he has read this Agreement and that he understands its terms. The Executive acknowledges that, prior to assenting to the terms of this Agreement; he has been given a reasonable time to review it, to consult with counsel of his choice, and to negotiate at arm’s-length with the Company as to the contents. The Executive and the Company agree that the language used in this Agreement is the language chosen by the parties to express their mutual intent, and that no rule of strict construction is to be applied against any party hereto.

IN WITNESS WHEREOF, the Executive has hereunto set his hand and the Company has caused these presents to be executed in its name and on its behalf, as of the date above first written.

EXECUTIVE	Q.B.I. ENTERPRISES LTD.

/s/ Rami Skaliter	By	/s/ Daniel Zurr
Dr. Rami Skaliter
May 10, 2007

Exhibit A

Grant Date	Number of Options	Exercise Price
17/1/97	20,000 (Exercised)	0.40
19/2/98	80,000	0.55
30/11/99	20,000	2.00
04/12/03	60,000	2.00
19/3/2007	125,000	2.75

QBI ENTERPRISES, LTD.

QUARK BIOTECH, INC.

NON-COMPETITION AND PROPRIETARY

INFORMATION AGREEMENT

This Non-Competition And Proprietary Information Agreement, is made as of the 10 day of May, 2007, by and between QBI Enterprises, Ltd., a corporation organized under the laws of Israel (“QBI”) and its parent company Quark Biotech Inc., a California corporation (“Quark Biotech”), (together, the “Company”), and Dr. Rami Skaliter, an employee of QBI (the “Employee”).

As an employee of QBI and in consideration of the compensation now and hereafter paid to me by QBI, I agree to the following:

1.     Confidential Information.

(a) Company Information.   I agree at all times during the term of my employment and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm or corporation without written authorization of the Board of Directors of Quark Biotech (the “Board”), any trade secrets, confidential knowledge, data or other proprietary information (collectively refereed to as the “Confidential Information”) relating to products, processes, know-how, designs, formulas, development of experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to the business of the Company. I understand that Confidential Information does not include any of the foregoing items which have become publicly known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved.

(b) Third Party Information. I recognize that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree that I owe the Company and such third parties, during the term of my employment and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation (except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party) or use it for the benefit of anyone other than for the Company or such third party (consistent with the Company’s agreement with such third party) without the express written authorization of the Board.

2.     Retaining and Assigning Inventions and Original Works.

(a) Inventions and Original Works Assigned to the Company.   I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all my right, title, and interest in and to any and all inventions, discoveries, improvements, technology, trade-secrets, computer programs, know-how, designs, formulas, original works of authorship, or any other confidential materials, data, information, or instructions, technical or otherwise and whether or not patentable or registrable under copyright or similar laws and whether or not reduced to practice (collectively referred to as “Inventions”), which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time I am in the employ of the Company. I recognize, however that to the extent I am employed in California, Section 2870 of the California Labor Code exempts from this provision and Inventions that I develop entirely on my own time, without using the Company’s equipment, supplies, facilities, or trade secret information except for those Inventions that either relate at the time of conception or reduction to practice of the Invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company’s or results from any work performed by me for the Company.

I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment with the Company and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act (17 USCA Section 101).

(b) Inventions Assigned to the United States.   I agree to assign to the United States government or other third party all my right, title, and interest in and to any and all Inventions, original works of authorship, developments, improvements or trade secrets whenever such full title is required to be in the United States or other third party by a contract between the Company and the United States or any of its agencies or such third parties.

(c) Maintenance of Records.   I agree to make best efforts and maintain adequate and current written records of all Inventions made by me (solely or jointly with others) during the term of my employment with the Company. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

(d) Obtaining Letters Patent and Copyright Registrations.   I agree that, whenever requested by the Company, I shall assist the Company, or its designee, in obtaining United States or foreign letters patent and copyright registrations as the case may be, covering Inventions assigned hereunder to the Company, and I shall execute any patent or copyright applications or such other documents as the Company, or its counsel, to apply for and obtain such letters patent or copyrights.

2

I agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement, but the Company shall compensate me at a reasonable rate for time actually spent by me at the Company’s request on such assistance.

If the Company is unable because of my mental or physical incapacity or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign letters patents or copyright registrations, as the case may be, covering Inventions assigned to the Company as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by me.

I hereby waive and quitclaim to the Company and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any patents or copyright resulting from any such application for letters patent or copyright registrations assigned hereunder to the Company.

(e) Exception to Assignments.   To the extent that I am employed in California, I understand that the provisions of this Agreement requiring assignment of Inventions to the Company do not apply to any invention which qualifies fully under the provisions of California Labor Code Section 2870 (See Exhibit B). I will advise the Company promptly in writing of any inventions that I believe meet the criteria in Subparagraph 2(b) above; and I will at the time provide to the Company all evidence necessary to substantiate that belief. I understand that that the Company will keep in confidence and will not disclose to third parties without my consent any confidential information disclosed in writing to the Company relating to Inventions that qualify fully under the provisions of Section 2870 of the California Labor Code.

3. Conflicting Employment.   I agree that, during the term of my employment with the Company, I will not engage in any other employment, occupation, consulting or other business activity that is directly related to the business in which the Company is now involved or becomes involved during the term of my employment, nor will I engage in any other activities that conflict with my obligations to the Company. Notwithstanding the above the Company may provide the employee with a prior written consent to the above mentioned.

4. Restriction on Competing Activities.   Beginning on the date I commence my employment with the Company and ending twelve months after the end of my employment with the Company (the “Non-Competition Period”), I will not, directly or indirectly, alone or as a partner, officer, director, owner, employee, or consultant of any business or other entity, be engaged in any business or other enterprise that competes, directly or indirectly, in any way with the Company’s products or products under development currently or as may be in the future on the date my employment with the Company terminates.

3

5. Returning Company Documents.   I agree that, at the time of leaving the employ of the Company, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by me pursuant to my employment with the Company or otherwise belonging to the Company, its successors or assigns, including, without limitation, those records maintained pursuant to paragraph 3(d). In the event of the termination of my employment, I agree to sign and deliver the “Termination Certification” attached hereto as Exhibit C.

6. Notification of New Employer.   In the event that I leave the Company, I hereby grant consent to notification by the Company to my new employer about my rights and obligations under this Agreement.

7. Non-Solicitation.   I agree that for a period of twelve (12) months immediately following the termination of my relationship with the Company for any reason, whether with or without cause, I shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees to leave their employment, or any customers, clients, or other entities to terminate their relationship with the Company, or attempt to solicit, induce, recruit, encourage or take away employees, customers, or clients of the Company, either for myself or for any other person or entity.

8. Conflict of Interest Guidelines.   I agree to diligently adhere to the Conflict of Interest Guidelines attached as Exhibit D hereto.

9. Representations.   I agree to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. . I have not entered into, and I agree I will not enter into, any oral or written agreement in conflict herewith.

10. General Provisions.

(a) Governing Law; Consent to Personal Jurisdiction.   This Agreement will be governed by the laws of the State of Israel. I hereby expressly consent to the personal and exclusive jurisdiction of the appropriate courts in Israel (as applicable) for any lawsuit filed by me against the Company or against me by the Company arising from or relating to this Agreement.

(b) Entire Agreement.   This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and all prior representations, understandings, and agreements concerning the subject matter of this Agreement have been merged into this Agreement. Any subsequent changes in my duties, salary, or compensation will not effect the validity or scope of this Agreement.

(c) Severability.   If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

4

(d) Successors and Assigns.   This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

Date:

/s/ Rami Skaliter
Signature

Rami Skaliter
TYPE NAME

Witness:

5

Exhibit A

Reserved

Exhibit B

CALIFORNIA LABOR CODE SECTION 2870

INVENTION ON OWN TIME – EXEMPTION FROM AGREEMENT

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.”

Exhibit C

TERMINATION CERTIFICATION

This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to Quark Biotech, Inc., Q.B.I. Enterprises Ltd. and their subsidiaries, affiliates, successors or assigns (together, the “Company”).

I further certify that I have complied with all the terms of the Company’s Employment, Confidential Information, Invention Assignment and Arbitration Agreement signed by me, including the reporting of any inventions and original works of authorship (as defined therein), conceived or made by me (solely or jointly with others) covered by that agreement.

I further agree that, in compliance with the Employment and Proprietary Information, Agreement I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants or licensees.

I further agree that, in compliance with the Employment and Proprietary Information, Agreement, for twelve (12) months from this date, (i) I will not, directly or indirectly, be engaged in any business or other enterprise that competes, directly or indirectly, in any way with the Company’s products (ii) hire any employees of the Company and I will not solicit, induce, recruit or encourage any of the Company’s employees to leave their employment.

Date:

By:

TYPE NAME